Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Announces
Second Quarter Fiscal 2026 Results

Net Sales Increased 9.1%
Opened 15 New Stores and Grew Ollie’s Army 12.7%
Updating Outlook for Fiscal 2026

HARRISBURG, PA – September 2, 2026 – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) (the “Company”) today announced financial results for the second quarter ended August 1, 2026.

“We delivered strong earnings growth in the second quarter and continued to execute against our key strategic initiatives,” said Eric van der Valk, President and Chief Executive Officer. “Comparable store sales declined 1.8% against a challenging multi-year stack. We believe our sales results were negatively impacted by the combination of less favorable weather, continued economic pressure on the consumer, and an elevated promotional environment, which all led to a more challenging backdrop than we originally expected.”

Mr. van der Valk continued, “Consumers continue to seek value and many of the same pressures affecting our customers are creating buying opportunities across the closeout market. We continue to see strong deal flow and remain committed to reinvesting in price and strengthening our competitive position. With a flexible business model, deep vendor relationships, growing scale, and a talented team, we believe Ollie's is well positioned to deliver long-term profitable growth through any retail environment.”

	Thirteen weeks ended
	August 1,	August 2,
Dollars in thousands, except per share data	2026	2025
Net sales	$741,305	$679,556
Yr/yr change	9.1%	17.5%
Comparable store sales change (1)	(1.8%)	5.0%
Net income	$85,454	$61,310
Net income per diluted share	$1.42	$0.99
Adjusted net income per diluted share	$1.42	$0.99
Yr/yr change	43.4%	26.9%
Adjusted EBITDA	$127,095	$93,786
% of net sales	17.1%	13.8%
Store openings (2)	15	29
Store growth, yr/yr change	11.9%	16.8%

(1)	Calculated based on the comparable number of weeks from the prior year.
(2)	Gross number that does not include any store closures in the period.

Second Quarter 2026 Highlights and Year-Over-Year Comparisons

•	Opened 15 new stores and closed one store related to storm damage, ending the quarter with 686 stores in 36 states, an increase of 11.9%.

•	Ollie’s Army loyalty members increased 12.7% to 18.1 million members.

•	Net sales increased 9.1% to $741.3 million, driven by new store unit growth.

•	Comparable store sales decreased 1.8%, against a 5.0% increase in last year’s second quarter, with this year’s decrease driven by a decrease in average basket size.

•
Gross margin increased 360 basis points to 43.5%. The increase was driven by lower supply chain costs, primarily from IEEPA tariff refunds and lower tariff rates. IEEPA tariff refunds benefited gross margin by 380 basis points in this year’s second quarter.

•
Selling, general, and administrative (“SG&A”) expenses as a percentage of net sales increased 80 basis points to 26.6%, with the increase primarily driven by the deleverage of fixed costs from the decline in comparable store sales and higher marketing expenses primarily from one additional merchandise flyer in the second quarter.

•	Pre-opening expenses decreased 42.0% to $5.2 million, driven primarily by a lower number of new store openings and lower dark rent expense.

•	Adjusted net income increased 40.3% to $85.4 million and adjusted net income per diluted share increased 43.4% to $1.42.

•
Total cash and investments increased $46.8 million, to $507.1 million. This included cash and cash equivalents of $120.8 million, short-term investments of $66.7 million, and long-term investments of $319.6 million.

•
The Company invested $84.0 million of cash to repurchase 1.107 million shares of its common stock in the second quarter. In the first half of the year, the Company repurchased $137.3 million, or 1.6 million shares, of its common stock. At the end of the second quarter, $121.5 million remained available for future share repurchases under the current share repurchase authorization.

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Outlook

The Company is updating its financial outlook figures for the fiscal year 2026 ending January 30, 2027. The Company is updating its net sales outlook to better align with recent sales trends and the current environment for the balance of the fiscal year. In addition, the Company’s current outlook now includes IEEPA tariff refunds of $28.3 million received in the second quarter, of which the Company intends to reinvest in pricing actions to further strengthen its competitive position. A table comparing the current outlook metrics to the previous outlook metrics is below.

	Current	Previous
New store openings(1)	75	75
Net sales	$2.928 to $2.941 billion	$2.980 to $3.000 billion
Comparable store sales growth	0% to 0.5%	~2%
Gross margin	~41.3%	~40.7%
Operating income	$345 to $350 million	$340 to $348 million
Adjusted net income (2)(3)	$275 to $279 million	$271 to $277 million
Adjusted net income per diluted share(2)(3)	$4.57 to $4.65	$4.45 to $4.55
Annual effective tax rate(3)	~25%	~25%
Diluted weighted average shares outstanding	~60.0 million	~60.9 million
Capital expenditures	$103 to $113 million	$103 to $113 million
Share repurchases	~$175 million	~$125 million

(1)	New store openings is a gross number that does not include two store closures related to storm damage.
(2)	Includes interest income of approximately $22 million.
(3)	Excludes the excess tax benefits related to stock-based compensation, as the Company cannot predict such estimates without unreasonable effort.

Conference Call Information

A conference call to discuss second quarter 2026 financial results is scheduled for today, September 2, 2026, at 8:30 a.m. Eastern Time. To access the live conference call, please preregister here. Registrants will receive a confirmation with dial-in instructions. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at https://investors.ollies.com. A replay of the conference call webcast will be available on the investor relations website for one year.

About Ollie’s

Ollie’s is a leading off-price retailer of brand-name household products. Since our founding in 1982, our mission has been to sell Good Stuff Cheap®. We do this through a flexible buying model that focuses on closeout merchandise and excess inventory from suppliers and manufacturers around the world. Our stores offer Real Brands! Real Bargains! ® in a treasure hunt environment at prices up to 70% below traditional retailers. As of August 1, 2026, we operated 686 stores in 36 states and growing! For more information, visit www.ollies.com.

Non-GAAP Reconciliation

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. Adjusted net income (loss), Adjusted net income (loss) per diluted share, EBITDA, and Adjusted EBITDA are non-GAAP measures, and are not intended to replace GAAP financial information, and may be different from non-GAAP measures reported by other companies. The Company believes the income and expense items excluded as non-GAAP adjustments are not reflective of the performance of its core business, and that providing this supplemental disclosure to investors will facilitate comparisons of the past and present performance of its core business.

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Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” table included in this press release, which sets forth the non-GAAP operating adjustments for the 13-week and 26-week periods ended August 1, 2026 and August 2, 2025.

Forward-Looking Statements

This press release contains certain forward-looking statements, which includes but is not limited to statements regarding industry trends, value creation, customer trends, new stores, distribution centers, and various financial outlook figures, including new store openings, net sales, comparable store sales, gross margin, SG&A, operating income, net income, adjusted net income, adjusted net income per diluted share, effective tax rate, diluted weighted average shares outstanding and capital expenditures. All forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. Forward-looking statements are usually identified by or are associated with such words as “could”, “may”, “might”, “will,” “likely”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “expects”, “continues”, “projects”, “forecasts”, and similar terminology. Actual results could vary materially from the expectations reflected in these statements. As with any business, all phases of our operations are subject to factors outside of our control. These factors include, without limitation, the impact of the recent tariff announcements and the corresponding macroeconomic pressures and those factors discussed in the “Risk Factors” section of the Company’s Annual Reports or Form 10-K and other filings with the Securities and Exchange Commission. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Investor Contact

John Rouleau
Managing Director, Corporate Communication & Business Development
JRouleau@ollies.us

Media Contact

Tom Kuypers
Senior Vice President, Marketing
tkuypers@ollies.us

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Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Income (unaudited)
(In thousands except for per share amounts)

	Thirteen weeks ended		Twenty-six weeks ended
	August 1,	August 2,	August 1,	August 2,
	2026	2025	2026	2025
Net sales	$741,305	$679,556	$1,400,233	$1,256,323
Cost of sales	419,140	408,218	802,104	747,954
Gross profit	322,165	271,338	598,129	508,369
Selling, general and administrative expenses	197,213	175,476	385,895	340,308
Depreciation and amortization expenses	11,274	9,916	22,557	19,273
Pre-opening expenses	5,203	8,972	11,645	15,628
Operating income	108,475	76,974	178,032	133,160
Interest income, net	(6,142)	(4,534)	(11,108)	(9,322)
Income before income taxes	114,617	81,508	189,140	142,482
Income tax expense	29,163	20,198	47,286	33,612
Net income	$85,454	$61,310	$141,854	$108,870
Earnings per common share:
Basic	$1.42	$1.00	$2.35	$1.77
Diluted	$1.42	$0.99	$2.34	$1.76
Weighted average common shares outstanding:
Basic	60,097	61,340	60,490	61,342
Diluted	60,236	61,796	60,713	61,806

Percentage of net sales:
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	56.5	60.1	57.3	59.5
Gross profit	43.5	39.9	42.7	40.5
Selling, general and administrative expenses	26.6	25.8	27.6	27.1
Depreciation and amortization expenses	1.5	1.5	1.6	1.5
Pre-opening expenses	0.7	1.3	0.8	1.2
Operating income	14.6	11.3	12.7	10.6
Interest income, net	(0.8)	(0.7)	(0.8)	(0.7)
Income before income taxes	15.5	12.0	13.5	11.3
Income tax expense	3.9	3.0	3.4	2.7
Net income	11.5%	9.0%	10.1%	8.7%

Components may not add to totals due to rounding.

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Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(In thousands)

	August 1,	August 2,
Assets	2026	2025
Current assets:
Cash and cash equivalents	$120,765	$231,163
Short-term investments	66,737	85,893
Inventories	704,433	637,236
Accounts receivable	7,801	1,810
Prepaid expenses and other current assets	17,187	11,716
Total current assets	916,923	967,818
Property and equipment, net	419,234	360,836
Operating lease right-of-use assets	694,113	652,341
Goodwill	444,850	444,850
Trade name	230,559	230,559
Long-term investments	319,592	143,206
Other assets	2,325	2,242
Total assets	$3,027,596	$2,801,852
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$809	$518
Accounts payable	190,207	165,629
Income taxes payable	5,755	129
Current portion of operating lease liabilities	99,157	103,122
Accrued expenses and other current liabilities	115,656	98,968
Total current liabilities	411,584	368,366
Long-term debt	1,420	912
Deferred income taxes	94,733	85,640
Long-term portion of operating lease liabilities	624,260	561,024
Total liabilities	1,131,997	1,015,942
Stockholders’ equity:
Common stock	68	68
Additional paid-in capital	764,299	745,636
Retained earnings	1,750,163	1,476,583
Treasury - common stock	(618,931)	(436,377)
Total stockholders’ equity	1,895,599	1,785,910
Total liabilities and stockholders’ equity	$3,027,596	$2,801,852

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Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Thirteen weeks ended		Twenty-six weeks ended
	August 1,	August 2,	August 1,	August 2,
	2026	2025	2026	2025
Net cash provided by operating activities	$108,124	$80,712	$153,625	$109,414
Net cash used in investing activities	(101,095)	(39,744)	(150,656)	(58,010)
Net cash used in financing activities	(83,937)	(8,823)	(141,884)	(25,364)
Net increase (decrease) in cash and cash equivalents	(76,908)	32,145	(138,915)	26,040
Cash and cash equivalents, beginning of the period	197,673	199,018	259,680	205,123
Cash and cash equivalents, end of the period	$120,765	$231,163	$120,765	$231,163

Ollie’s Bargain Outlet Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)
(In thousands except for per share amounts)

	Thirteen weeks ended		Twenty-six weeks ended
	August 1,	August 2,	August 1,	August 2,
	2026	2025	2026	2025
Net income	$85,454	$61,310	$141,854	$108,870
Excess tax benefits related to stock-based compensation (1)	(7)	(425)	(501)	(1,912)
Adjusted net income	$85,447	$60,885	$141,353	$106,958

Net income per diluted share	$1.42	$0.99	$2.34	$1.76
Adjustments as noted above, per dilutive share:
Excess tax benefits related to stock-based compensation (1)	(0.00)	(0.01)	(0.01)	(0.03)
Adjusted net income per diluted share	$1.42	$0.99	$2.33	$1.73

Diluted weighted-average common shares outstanding	60,236	61,796	60,713	61,806

Net income	$85,454	$61,310	$141,854	$108,870
Interest income, net	(6,142)	(4,534)	(11,108)	(9,322)
Depreciation and amortization expenses	14,892	13,452	29,826	26,261
Income tax expense	29,163	20,198	47,286	33,612
EBITDA	123,367	90,426	207,858	159,421
Non-cash stock-based compensation expense	3,728	3,360	7,129	6,524
Adjusted EBITDA	$127,095	$93,786	$214,987	$165,945

Components may not add to totals due to rounding.
(1)	Amount represents the impact from the recognition of excess tax benefits pursuant to Accounting Standards Update 2016-09, Stock Compensation

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Ollie’s Bargain Outlet Holdings, Inc.
Key Statistics (unaudited)
(Dollars in thousands)

	Thirteen weeks ended
	August 1,	August 2,
	2026	2025
Number of stores - beginning of period	672	584
Store openings	15	29
Store closings (1)	(1)	-
Number of stores - end of period	686	613
Yr/yr store growth	11.9%	16.8%
Comparable stores sales change	(1.8)%	5.0%
Comparable store count – end of period	575	510
Total cash and investments (2)	$507,094	$460,262
Capital expenditures	$43,309	$26,416
Share repurchases	$83,964	$11,516

(1)	Due to storm-related damage.
(2)	Includes cash and cash equivalents, short-term investments, and long-term investments.

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